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                                                                      EXHIBIT 24




                         CONSENT OF INDEPENDENT AUDITORS




We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 33-73492) of Cantel Industries, Inc. and in the related Prospectus and to the incorporation by reference in the Registration Statement (Form S-8 No. 33-73446) pertaining to the 1991 Employee Stock Option Plan, 1991 Directors' Stock Option Plan, 1987 Directors' Stock Option Plan and 1991 Incentive Stock Option Plan of Cantel Industries, Inc. and the Employment Agreement and Stock Option Agreement between James P. Reilly and Cantel Industries, Inc., of our report dated September 20, 1995, with respect to the consolidated financial statements and schedule of Cantel Industries, Inc. included in this Annual Report on Form 10-K for the year ended July 31, 1995.



                                          ERNST & YOUNG LLP



Princeton, New Jersey
November 3, 1995